Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Oisin Hanrahan (“Executive”) and ANGI Homeservices, Inc., a Delaware corporation (the “Company”), and is effective as of February 24, 2021(the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.      EMPLOYMENT. During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed, as Chief Executive Officer. During Executive’s employment with the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly to the Board of Directors of the Company (the “Board”) and the Chairman of the Board. Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board, to the extent consistent with Executive’s position. Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Notwithstanding anything to the contrary above, Executive may participate in civic and charitable activities, and may serve as member of the board of directors of such entities as may be approved from time to time in advance by the Board, so long as such activities do not conflict with or materially interfere with Executive’s performance of his duties hereunder or compete with or present an actual or apparent conflict of interest for the Company, which shall be determined by the Chief Legal Officer of ANGI Homeservices, Inc. in her good faith judgment.

The Company and the Board, respectively, shall take such action as may be necessary to appoint or elect Executive as a member of the Board as soon as practicable following the Effective Date. Thereafter, during the Term, the Company and the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term.

2A.      TERM. The term of this Agreement shall commence on the Effective Date and shall terminate on the first anniversary thereof (the “Initial Term”); provided, that certain terms and conditions herein may specify a greater period of effectiveness; and further provided that this Agreement shall automatically renew for additional one year terms (each a “Renewal Term”, and collectively with the Initial Term, the “Term”), unless terminated by either party with written notice provided not less than ninety (90) days prior to the end of the then-current Term or Renewal Term (a “Notice of Non-Renewal”).

Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment with the Company is “at-will” and may be terminated at any time for any reason or no reason, with or without cause, by the Company or Executive, with or without notice. During the Term, Executive’s right to payments upon certain terminations of employment is governed by Section 1(d) of the Standard Terms and Conditions attached hereto.

3A.      COMPENSATION.

(a)               BASE SALARY. During the period that Executive is employed with the Company hereunder, the Company shall pay Executive an annual base salary of $550,000 (as increased, the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time), which Base Salary may be increased, from time to time, as approved by the Compensation Committee of the Board.

(b)               DISCRETIONARY BONUS. During the period that Executive is employed with the Company hereunder, Executive shall be eligible to receive discretionary annual bonuses (the “Annual Bonuses”). The Annual Bonuses shall in all cases be determined by the Executive Compensation Committee of the Board of Directors of the Company (the “Executive Compensation Committee”) in its sole discretion based on the factors it deems relevant, which may include, among other factors, the Company’s performance against various criteria (including its competition, its prior year results, achievement of established initiatives, etc.) and the contribution and performance of Executive.

(c)       EQUITY AWARD. On the Effective Date, Executive shall be granted, under and subject to the provisions of the Company’s 2017 Stock and Annual Incentive Plan (the “2017 Plan”), an award of Company Restricted Stock Units (the “RSU Award”) with a grant date value of $5 Million. The actual vesting and other terms and conditions of the RSU Award will be governed by the award notice and related terms and conditions attached as Exhibit A and the 2017 Plan. Executive shall remain eligible for future equity grants during the Term of his employment with the Company.

(d)       BENEFITS. From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated employees of the Company. The Company may alter, modify, add, suspend or terminate its employee benefit plans and programs (or any one of them) at any time and in accordance with such plans as it, in its sole discretion, determines to be appropriate, without recourse to Executive. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)                 Reimbursement for Business Expenses. During the period that Executive is employed with the Company hereunder, the Company shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company including, without limitation up to an after-tax amount of $25,000 per calendar year (pro-rated for shorter periods) in travel and related expenses for Executive’s family to travel to and from Colorado when Executive is working out of the Company’s Colorado offices, and otherwise on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time.

2

(ii)              Vacation. During the period that Executive is employed with the Company hereunder, Executive shall be entitled to paid vacation each year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated employees of the Company generally.

4A.      NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized carrier, in each case to the applicable address set forth below, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused):

If to the Company:	ANGI Homeservices, Inc.
103 E. Washington Street
Indianapolis, IN 46204 Attention: Chief Legal Officer

With a copy to: IAC/InterActiveCorp
555 West 18th Street, 6th Floor
New York, NY 10011 Attention: General Counsel

If to Executive:	At the most recent address for Executive on file at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.      GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of New York without reference to its principles of conflicts of laws. Any such dispute will be heard and determined before an appropriate federal court located in the State of New York in New York County, or, if not maintainable therein, then in an appropriate New York state court located in New York City, and each party hereto submits itself and its property to the non-exclusive jurisdiction of the foregoing courts with respect to such disputes. Each party hereto (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the parties hereto arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the parties hereto arising out of or related to this Agreement and (iv) agrees that a judgment or order of any court referred to above in connection with any dispute between the parties hereto arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

3

6A.      COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.      STANDARD TERMS AND CONDITIONS. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

8A.       RELOCATION. Executive agrees that the duties and responsibilities of the position of Chief Executive Officer may require his relocation to be in Denver, Colorado, subject to the determination of the Board in its discretion, but that the Board will not require his relocation to occur prior to 24 months from the Effective Date of this Agreement. Executive agrees that the Board’s decision to require him to relocate to Denver shall not constitute Good Reason for resignation as defined in the Standard Terms and Conditions. In the event the Board requires relocation to Denver, the Company shall pay Executive’s reasonable expenses associated with such relocation.

[The Signature Page Follows]

4

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on the Effective Date.

ANGI Homeservices, Inc.

/s/ SHANNON M. SHAW
By: Shannon M. Shaw
Title: Chief Legal Officer

/s/ OISIN HANRAHAN
Oisin Hanrahan

STANDARD TERMS AND CONDITIONS

1. TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)       DEATH. In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(b)       DISABILITY. Only if, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four (4) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such termination (i) Executive’s Base Salary through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations (as defined in paragraph 1(f) below).

(c)               TERMINATION FOR CAUSE. Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company shall have no further obligation hereunder, except for the payment of any Accrued Obligations (as defined in paragraph 1(f) below). As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in any of Sections 2(a)-(e) hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a violation by Executive of any Company policy pertaining to ethics, wrongdoing or conflicts of interest; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, Executive shall have a period of fifteen (15) days after Executive is provided with written notice thereof in which to cure.

(d)               TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE; RESIGNATION BY EXECUTIVE FOR GOOD REASON. If Executive’s employment hereunder is terminated by the Company for any reason other than Executive’s death or Disability or for Cause or if Executive resigns for Good Reason (as defined below), then

(i)        the Company shall continue to pay to Executive the Base Salary for 12 months from the date of such termination or resignation (“Severance Period”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time) over the course of such twelve (12) months;

(ii)       Executive shall be eligible to elect continuation coverage under the Company’s group health plan for a period of up to eighteen (18) months from the Executive’s employment termination date for Executive and Executive’s eligible dependents at the same coverage level as in effect for Executive and his eligible dependents immediately prior to the termination date. In addition to the compensation set forth in paragraph 2 above, should Executive elect to enroll in such continuation coverage, the Company shall provide Executive with an amount representing the applicable monthly COBRA premium for up to twelve (12) months of coverage, grossed up for applicable taxes during the period of such coverage;

(iii)        any compensation awards of Executive based on, or in the form of, Company equity (e.g., restricted stock, restricted stock units, stock options or similar instruments, and including the RSU award granted pursuant to Exhibit A) that are outstanding and unvested at the time of such termination but which would, but for such termination, have vested during the Severance Period shall vest as of the date of such termination of employment; provided that for these purposes, any equity awards with a vesting schedule less frequent than annual shall be treated as though the vesting occurred in equal annual installments and any portion of any such awards that would have vested by the end of the Severance Period (including any portion which would have vested prior to the date of termination of employment) shall vest as of the date of such termination of employment (e.g., if 100 restricted stock units were granted 1.7 years prior to the date of termination with a 5-year cliff vesting term then on the date of termination 40 of such units would vest); provided, further, that with respect to any awards subject to performance vesting requirements, the vesting of such awards shall in all events be subject to the satisfaction of the applicable performance goals; and

(iv)        each of the then-unvested Buyer RSUs (as defined in the Handy Technologies, Inc. and ANGI Homeservices, Inc. Merger Agreement dated September 29, 2018) granted to Executive (including the Equity Award, as defined in the Handy Employment Agreement) shall immediately vest and be settled in accordance with their terms;

(v)        any then-vested options or stock appreciation rights of Executive (including any such awards vesting as a result of (iii) or (iv) above) to acquire Company equity shall remain exercisable through the earlier of (A) the scheduled expiration date of such awards and (B) eighteen months following Executive’s termination of employment; and

(vi)        the Company shall pay Executive within thirty (30) days of the date of such termination or resignation in a lump sum in cash any Accrued Obligations (as defined in paragraph 1(f) below).

The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates, in a form substantially similar to that used for similarly situated executives of the Company and its affiliates, such general release to be executed and promptly delivered to the Company (and in no event later than 21 days following Executive’s termination of employment, or such longer period as may be required by applicable law) and Executive’s compliance with the restrictive covenants set forth in Section 2 hereof. Such release shall make clear that Executive is not releasing his right to receive any termination benefits pursuant to this Section 1(d) above and/or under any equity incentive plan governing any outstanding equity award then held by Executive and/or any rights to indemnification or directors’ and officers’ liability insurance coverage. Executive acknowledges and agrees that the severance benefits described in this Section 1(d) constitute good and valuable consideration for such release.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) a material reduction in Executive's base salary other than as a result of a company-wide reductions in salary of all executive officers of the Company, (B) any diminution in Executive’s title or a material diminution in Executive’s duties or level of responsibilities as compared to those in effect as of the Effective Date, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive, and it being understood that the common stock of the Company no longer being publicly traded shall not constitute a material diminution in title, duties or level of responsibilities, (C) the relocation of Executive’s principal place of employment to a location other than Denver or New York City, (D) the Company’s breach of the compensation and benefits entitlements, Board seat, and/or liability coverage provisions, or (E) the requirement that Executive report to anyone other than the Board or the Chairman of the Board; provided, however, that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (E) above shall have occurred and Executive provides the Company with written notice thereof within thirty (30) days after Executive has initial knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the event or circumstance so identified within thirty (30) days after the receipt of such notice and (z) Executive resigns within ninety (90) days after the date of delivery of the notice referred to in (x) above.

Section 280G; Parachute Payments.

(a)   If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)   Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (i) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (ii) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (iii) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c)   Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 1. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(e)       OFFSET. If Executive obtains other employment during the period of time in which the Company is required to make payments to Executive pursuant to Section 1(d)(i) above, the amount of any such remaining payments or benefits to be provided to Executive shall be reduced by the amount of compensation and benefits earned by Executive from such other employment through the end of such period. For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period of time in which the Company is making payments to Executive under Section 1(d)(i) above.

(f)       ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise to be paid at a later date pursuant to the executive deferred compensation plan of the Company, if any, and (iii) any reimbursements that Executive is entitled to receive under Section 3A(d)(i) of the Agreement. In the event that Company terminates Executive's employment without cause or Executive resigns with Good Reason, and at the time of separation the Company has already determined that Executive was to receive an Annual Bonus and finally determined the amount of said Annual Bonus (with ordinary course accruals not being deemed final determination for such purposes), the Annual Bonus shall be considered part of the Accrued Obligations.

(g) NOTICE OF NON-RENEWAL. If the Company delivers a Non-Renewal Notice to Executive then, provided Executive offers reasonable transition of his duties as may be requested by the Company (which such transition shall not extend beyond the then-current expiration date of the Term), effective as of Executive’s separation from service from the Company, Executive shall have the same rights and obligations hereunder as if the Company had terminated Executive’s employment without Cause.

2.	CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)               CONFIDENTIALITY. Executive acknowledges that, while employed by the Company, Executive will occupy a position of trust and confidence. The Company, its subsidiaries and/or affiliates shall provide Executive with “Confidential Information” as referred to below. Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information regarding the Company and/or any of its subsidiaries and/or affiliates.

“Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes or otherwise generally made available to the public (other than by Executive’s breach of the terms hereof) and that was learned or developed by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Confidential Information shall not include information that is the product of Executive’s general knowledge, education, training and/or experience or in the public domain through no fault of Executive. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company controlled by, controlling or under common control with the Company. In accordance with the Defend Trade Secrets Act of 2016, Executive understands Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney, and (B) solely for the purpose of reporting or investigating suspected violation of law: or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition nothing in this Agreement limits Executive’s ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency” and together, the “Government Agencies”) or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.

(b)               NON-COMPETITION. In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months thereafter (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, engage in or become associated with a Competitive Activity.

For purposes of this Section 2(b), (i) a “Competitive Activity” means any business or other endeavor involving Similar Products if such business or endeavor is in a country (including the United States) in which the Company (or any of its businesses) provides or actively planned to provide during the twelve (12) month period preceding the last date of Executive’s employment hereunder such Similar Products; (ii) “Similar Products” means any products or services that are the same or similar to any of the types of products or services that the Company (or any of its businesses) provides, has provided or actively planned to provide during the twelve (12) month period preceding the last date of Executive’s employment hereunder, in each case, in any country (including, but not limited to, the United States, Canada and the United Kingdom); and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement. Further, Executive acknowledges that the restrictions set forth in this provision are reasonable and not greater than necessary to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement of these restrictions would not prevent Executive from earning a livelihood.

Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation. In addition, the provisions of this Agreement shall not be violated by Executive commencing employment with a subsidiary, division or unit of any entity that engages in a Competitive Activity so long as Executive and such subsidiary, division or unit does not engage in a business in the Competitive Activity. Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to the Company’s entering into this Agreement.

(c)               NON-SOLICITATION OF EMPLOYEES. Executive recognizes that Executive will possess Confidential Information about other employees, consultants and contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information Executive will possess about these other employees, consultants and contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees that, during Executive’s employment hereunder and for a period of twelve (12) months thereafter, Executive will not, directly or indirectly, hire or solicit or recruit any employee of (i) the Company and/or (ii) its subsidiaries and/or affiliates with whom Executive has had direct contact during Executive’s employment hereunder, in each case, for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such Confidential Information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder; provided the foregoing shall not apply to (ii) the hiring, without solicitation, of Umang Dua and (ii) an employee whose employment terminated more than twelve (12) months prior to the date of such hiring or solicitation.

(d)               NON-SOLICITATION OF BUSINESS PARTNERS. During Executive’s employment hereunder, and for a period of twelve (12) months thereafter, Executive shall not directly or indirectly, without the prior written consent of the Company, persuade or encourage any business partners or business affiliates of (i) the Company and/or (ii) any of its subsidiaries and/or affiliates with whom Executive has direct contact during his employment hereunder, in each case, to cease doing business with the Company and/or any of its subsidiaries and/or affiliates or to engage in any business competitive with the Company and/or its subsidiaries and/or affiliates.

Notwithstanding the foregoing, the provisions of this Agreement shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities or (B) Executive serving as a reference for any employee of the Company.

(e)               PROPRIETARY RIGHTS; ASSIGNMENT. All Employee Developments (defined below) shall be considered works made for hire by Executive for the Company or, as applicable, its subsidiaries or affiliates, and Executive agrees that all rights of any kind in any Employee Developments belong exclusively to the Company. In order to permit the Company to exploit such Employee Developments, Executive shall promptly and fully report all such Employee Developments to the Company. Except in furtherance of Executive’s obligations as an employee of the Company, Executive shall not use or reproduce any portion of any record associated with any Employee Development without prior written consent of the Company or, as applicable, its subsidiaries or affiliates. Executive agrees that in the event actions of Executive are required to ensure that such rights belong to the Company under applicable laws, Executive will cooperate and take whatever such actions are reasonably requested by the Company, whether during or after the Term, and without the need for separate or additional compensation. “Employee Developments” means any idea, know-how, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work of authorship, developed, conceived or reduced to practice during the period of employment, that (i) concerns or relates to the actual or anticipated business, research or development activities, or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours, or (iii) uses, incorporates or is based on Company equipment, supplies, facilities, trade secrets or inventions of any form or type. All Confidential Information and all Employee Developments are and shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Employee Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Employee Development, Executive hereby assigns and covenants to assign to the Company all such proprietary rights without the need for a separate writing or additional compensation. Executive shall, both during and after the Term, upon the Company’s request, promptly execute, acknowledge, and deliver to the Company all such assignments, confirmations of assignment, certificates, and instruments, and shall promptly perform such other acts, as the Company may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Employee Developments.

(f)                EFFECT ON RESTRICTIVE COVENANTS AGREEMENT. Executive acknowledges and agrees that the restrictive covenants contained in this Section 2 are in addition to, and not in lieu of, the restrictive covenants set forth in the Restrictive Covenants Agreement entered into by Executive in connection with the transactions contemplated by the Merger Agreement and that the covenants contained herein and therein in no way limit each other in any way and will remain in full force and effect in accordance with their terms notwithstanding the expiration, breach or unenforceability of the other. The periods during which the restrictive covenants contained in this Section 2 apply shall not be interpreted to apply consecutively with the periods during which the restrictive covenants set forth in the Restrictive Covenants Agreement apply.

(g)               COMPLIANCE WITH POLICIES AND PROCEDURES. During the period that Executive is employed with the Company hereunder, Executive shall adhere to the policies and standards of professionalism set forth in the policies and procedures of the Company and IAC as they may exist from time to time.

(g)       SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by applicable law.

3.                  ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that the Company may assign this Agreement to, or allow any of its obligations to be fulfilled by, or take actions through, any affiliate of the Company and, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” shall refer to the Company’s assignee or successor hereunder.

4.                  WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

5.                  SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)               This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder.

(b)               For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(c)               If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 1(d) that constitutes nonqualified deferred compensation under Section 409A until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 5(c) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(d)               To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

(e)               The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Notwithstanding the foregoing, the Company does not guaranty any particular tax effect. In no event shall the Company be required to pay Executive any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Executive hereunder. The Company agrees to take any reasonable steps requested by Executive to avoid adverse tax consequences to Executive as a result of any benefit to Executive hereunder being subject to Section 409A, provided that Executive shall, if requested, reimburse the Company for any incremental costs (other than incidental costs) associated with taking such steps. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A.

(f)                Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(g)               For purposes of Section 409A, Executive’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

6.                  HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.                  REMEDIES FOR BREACH. Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have thirty (30) days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that in the event of any termination of Executive’s employment by the Company during the Term, the Company’s contractual obligations to Executive shall be fulfilled through compliance with its obligations under Section 1 of the Standard Terms and Conditions.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of Section 2 of the Standard Terms and Conditions will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon Executive’s violation of any provision of such Section 2, the Company shall be entitled to seek from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Agreement, including Section 2, which may be pursued by or available to the Company.

8.                  WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

9.                  SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.              TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and, as of the Effective Date, terminates and supersedes the existing employment agreement, effective as of June 26, 2019, as amended, by and between Executive and Company. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

11.              INDEMNIFICATION. The Company shall indemnify, defend and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law and the organizational documents of the Company, including, without limitation, any and all expenses (including, without limitation, advancement and payment of reasonable attorneys’ fees) and losses arising out of or relating to any of Executive’s actual or alleged acts and/or omissions; provided, however, that neither the Company, nor any of its subsidiaries or affiliates shall indemnify Executive for any losses incurred by Executive as a result of acts described in Section 1(c).These obligations shall survive the termination of this Agreement and Executive’s employment and service with the Company and its affiliates.

[The Signature Page Follows]

ACKNOWLEDGED AND AGREED:

Date: February 24, 2021

ANGI Homeservices, Inc.

/s/ SHANNON M. SHAW
By: Shannon M. Shaw
Title: Chief Legal Officer

/s/ Oisin Hanrahan
Oisin Hanrahan

Exhibit A

ANGI HOMESERVICES 2017 STOCK AND ANNUAL INCENTIVE PLAN

SUMMARY OF KEY TERMS FOR RESTRICTED STOCK UNIT AWARDS

The following sets forth terms that apply to the restricted stock unit awards approved by the Executive Compensation Committee, unless otherwise specifically stated at the time of presentation of an award.

Award Holder	Oisin Hanrahan
Award Amount	$5,000,000 restricted stock units (“RSUs”) under the ANGI Homeservices Inc. 2017 Stock and Annual Incentive Plan (the “2017 Plan”), with the number of RSUs to be calculated by dividing $5,000,000 by the closing sale price for a share of the Company’s Class A common stock on the Award Date (rounded down to the nearest whole share). Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the 2017 Plan.

Award Date	The date approved by the Executive Compensation Committee (the date on which the last director executes the written consent) (the “Award Date”).
Vesting	Subject to Executive’s continued employment with ANGI Homeservices Inc. or its subsidiaries, Executive’s RSU award shall, subject to the provisions of the 2017 Plan, vest and become exercisable in two equal installments, with ½ vesting on 24-month anniversary and ½ vesting on the 30-month anniversary of the Award Date.

Termination

•         Except as provided in Executive’s Employment Agreement, all unvested RSUs shall be forfeited and canceled in their entirety upon such termination for any reason.

•         In addition, upon termination for Cause or resignation in anticipation of being terminated for Cause, all RSUs shall be forfeited and canceled in their entirety upon such termination or resignation. In addition, if following any termination of employment for any reason, the Company becomes aware that during the two-year period prior to such termination there was an event or circumstance that constituted fraud (financial or otherwise) or that would have been grounds for termination for Cause that caused, or is reasonably likely to cause, meaningful damage (economic, reputational or otherwise) to the Company and/or any of its affiliates (the “Underlying Event”), then all RSUs that remain outstanding shall be canceled and forfeited in their entirety and if any portion of the RSUs vested after the Underlying Event, the Company shall be entitled to recover at any time within two years after such exercise any value received upon vesting.

Change in Control

•         Change in Control as defined in the 2017 Plan.

•         100% acceleration of vesting for all RSUs if, during the two-year period following a Change in Control, Executive’s employment is terminated by the Company other than for Cause or Executive resigns for Good Reason.

2

Impact of Corporate Transactions on Award

•         In the event of a Corporate Transaction or Share Change (as such terms are defined in the 2017 Plan), the Committee may and shall, respectively, adjust the Awards as it deems equitable and appropriate in accordance with the 2017 Plan.

•         In the event of any other transaction that results in the common stock of the Company no longer being publicly traded, the Committee shall have the ability to adjust the Awards as it deems equitable and appropriate in a manner it determines in its sole discretion. In any such case, equitable and appropriate adjustments may include, without limitation: (a) the substitution of shares of ANGI Class A common stock underlying the Awards with publicly-traded shares of the ultimate parent of the Company; or (b) the creation of a valuation and/or liquidity mechanism for the underlying shares of ANGI Class A common stock underlying the awards which are no longer publicly traded.

Dividend Rights

No cash dividends will be paid on RSUs and/or on the shares of ANGI Class A common stock underlying the RSUs. Stock dividends, distributions and extraordinary, significant non-recurring cash dividends may result in an adjustment to the number of RSUs, as determined by the Committee or the Board and as further provided by the 2017 Plan.

Form of Payout	Vested RSUs are settled in the form of shares of ANGI Class A common stock.
Withholding Taxes	Upon vesting, RSUs are settled net of amounts necessary to cover withholding taxes, with shares of ANGI Class A common stock withheld from vested awards.
Terms and Conditions:

Executive’s RSU award is subject to the related Terms and Conditions and to the 2017 Plan, which are incorporated herein by reference. Copies of these documents are also available upon request from ANGI Homeservices Inc. Human Resources. Without a complete review of these documents, Executive will not have a full understanding of all the material terms of Executive’s RSU award.

3